Exhibit 99.1

El Paso Energy Partners Selects Valero Energy Corporation As
    Partner On Cameron Highway Oil Pipeline Project
------------------------------------------------------------

HOUSTON, TEXAS, October 7, 2002-El Paso Energy Partners, L.P. (NYSE:EPN) announced today that it has selected Valero Energy Corporation (NYSE:VLO) to become its 50-percent partner in the Cameron Highway Oil Pipeline project. Cameron Highway, originally announced in February 2002, will be a major, new 390-mile pipeline that will deliver up to 500,000 barrels of oil per day from southern Green Canyon and western Gulf of Mexico areas to the major refining areas of Port Arthur and Texas City, Texas. When completed, the pipeline will be one of the largest crude oil delivery systems in the Gulf of Mexico, sized to handle oil movement for the three major Deepwater Trend discoveries that make up its initial anchor fields as well as other deepwater oil discoveries. EPN will operate the pipeline and plans to place it in service during the third quarter of 2004.
EPN and Valero plan to fund the project through permanent project debt financing, which would provide a significant portion of Cameron Highway's capital requirements on a non-recourse basis. The majority of the capital outlay for the project will occur in 2003 and 2004. The companies have signed a letter of intent and expect to reach a definitive agreement during the fourth quarter of 2002. Consummation of the transaction is subject to customary conditions to closing, including the negotiation, approval, and execution of definitive agreements.
"We are delighted at the prospect of having Valero, the nation's premier independent refiner, as our partner in Cameron Highway," said Robert G. Phillips, chief executive officer of El Paso Energy Partners. "We received considerable interest from potential partners. Valero's extensive Gulf Coast refining assets would provide Cameron Highway producers with enhanced benefits and services in the Texas oil markets. EPN's industry-leading Gulf of Mexico deepwater pipeline and platform expertise, together with Valero's crude oil refining assets, make this a perfect combination."
"The United States Department of the Interior's Minerals Management Service estimates that ultimate Deepwater Gulf of Mexico oil reserves are approximately 40 billion barrels of oil and that by 2006 oil production will rise between 33 and 65 percent from current levels," Phillips continued. "Our timing for Cameron Highway could not be better as it will provide essential infrastructure to enable the development of these critical new oil reserves."
El Paso Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets, including onshore and offshore natural gas and oil pipelines; offshore production platforms; natural gas storage and processing facilities, and natural gas liquids fractionation, transportation, storage and terminal assets. Visit El Paso Energy Partners on the Web at www.elpasopartners.com.



This release contains forward-looking statements and projections made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Energy Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this presentation, including, without limitation, oil and natural gas prices; continued drilling, exploration and production activity in the United States and areas of the Gulf of Mexico serviced by El Paso Energy Partners; integration of acquisitions; and successful negotiation of customer contracts on its pipelines, platforms, and storage facilities. While the partnership makes these statements and projections in good faith, neither the partnership, nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to El Paso Energy Partners' (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results. The partnership assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the partnership, whether as a result of new information, future events, or otherwise.